Page 8 of 12 Pages

                                    EXHIBIT A


March 18, 1997



MERRILL LYNCH & CO.
Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as U.S. Representative of the several
        U.S. Underwriters named in the
        within-mentioned U.S. Purchase Agreement

MERRILL LYNCH INTERNATIONAL
        as Lead International Representative of the several
        International Managers
        named in the within-mentioned
        International Purchase Agreement

c/o     Merrill Lynch & Co.
        Merrill Lynch, Pierce, Fenner & Smith Incorporated

North Tower
World Financial Center
New York, New York  10281-1209

RE:     Proposed Public Offering by Cresud S.A.C.I.F. y A.

Dear Sirs:

The undersigned, a stockholder of Cresud S.A.C.I.F. y A., an Argentine corporation (the "Company"), understands that Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") propose to enter into a U.S. Purchase Agreement (the "U.S. Purchase Agreement") with the Company and Merrill Lynch International proposes to enter into an International Purchase Agreement (the "International Purchase Agreement") with the Company providing for the public offering of American Depository Shares (the "ADSs") each representing ten shares of Common Stock of the Company (the "Shares"). Capitalized terms used but not defined herein shall have the meaning assigned to them in the U.S. Purchase Agreement. In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in order to induce the U.S. Managers and the
International  Managers  to  enter  into  the U.S.  Purchase  Agreement  and the
International Purchase Agreement, the undersigned agrees with each underwriter to be named in the U.S. Purchase Agreement and the International Purchase Agreement that, during a period of 180 days from the date hereof, as disclosed in the preliminary prospectus, the undersigned will not, without the prior written consent of the Global Coordinator, which consent shall not be unreasonably withheld, (i) directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ADSs or Shares represented thereby, or

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                                                              Page 9 of 12 Pages

any security that constitutes the right to receive ADSs or Shares represented thereby, or any securities convertible into or exercisable or exchangeable for ADSs or Shares represented thereby, owned as of the date of this letter by the undersigned or with respect to which the undersigned has acquired the power of disposition, or has agreed to acquire in the manner described in the preliminary prospectus, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of the ownership of the ADSs or Shares represented thereby, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of the ADSs or Shares represented thereby, or such other securities, in cash or otherwise.

Very truly yours,


 /s/ Eduardo S. Elsztain
------------------------
Name:  Eduardo S. Elsztain
Title:  Chairman of the Board of Cresud